Exhibit 99.3

VARSITY TUTORS LLC

2016 CANADIAN UNIT APPRECIATION RIGHTS PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Varsity Tutors LLC 2016 Canadian Unit Appreciation Rights Plan (the “Plan”). The purpose of the Plan is to encourage certain Canadian Consultants of Varsity Tutors LLC, a Missouri limited liability company (including any successor entity, the “Company”) and its Subsidiaries, to align the interests of such Consultants with the equity holders of the Company.    It is anticipated that providing such Consultants with such a stake in the Company’s welfare will assure a closer identification of their interests with those of the Company’s equity holders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to continue their Service Relationships with the Company.

The following terms shall be defined as set forth below:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Award Agreement” means a written agreement setting forth the terms and provisions applicable to an award of Unit Appreciation Rights granted under the Plan. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.

“Awards” means awards of Unit Appreciation Rights granted under the Plan

“Base Value” means the base value of a Unit Appreciation Right as determined under paragraph 5(b)(i) hereof.

“Board” means the Board of Managers of the Company.

“Cause” shall have the meaning set forth in the applicable Participant’s consulting agreement with the Company or its Affiliate, or, if the Participant does not have such a consulting agreement or it does not define “Cause,” a termination for “Cause” shall mean the termination of the Participant’s Service Relationship for any of the following reasons: (i) the willful misconduct or negligence of such Participant with respect to the Company, any of its Subsidiaries or any of its customers, vendors or employees, or the repeated failure of such Participant to abide by directives provided in good faith to such Participant by the Company or the applicable Subsidiary; (ii) any breach by such Participant of any material term of such Participant’s consulting agreement (or any agreement referenced therein or other written agreement between Participant or the Company); (iii) any indictment, commission, conviction or plea of guilty of or by (as applicable) such Participant or the individual authorized to provide services to the Company or the applicable Subsidiary on behalf of such Participant for any indictable offense or other crime of dishonesty or moral turpitude, or of any other act or omission involving dishonesty or fraud with respect to the Company, any of its Subsidiaries or any of its customers, vendors or employees; (iv) such Participant’s failure to abide by any applicable policies or procedures of the Company and any applicable Subsidiary (including, but not limited to, non-discrimination and harassment policies) as approved by the Company or Subsidiary from time to time; or (v) conduct which could reasonably be expected to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Consultant” means a Person or corporation, other than an employee, officer or director of the Company or any of its Subsidiaries, resident in Canada for purposes of the ITA that (i) is engaged to provide services to the Company or its Subsidiaries, (ii) provides the services under a written contract with the Company or a Subsidiary, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Subsidiary and includes, for an individual consultant, a corporation resident in Canada for purposes of the ITA of which the individual consultant is an employee or shareholder.

“Effective Date” means the date on which the Plan is adopted as set forth on the final page of the Plan.

“Fair Market Value” of a Unit on any given date means the fair market value of a Unit determined in good faith by the Committee based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code. If the Units are admitted to trade on a national securities exchange, the determination shall be made by reference to the closing price reported on such exchange. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price. If the date for which Fair Market Value is determined is the first day when trading prices for the Units are reported on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Grant Date” means the date that the Committee designates in its approval of an award of Unit Appreciation Rights in accordance with applicable law as the date on which the award of Unit Appreciation Rights is granted, which date may not precede the date of such Committee approval.

“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Units (or the stock into which the Units were converted prior to such Initial Public Offering) shall be publicly held.

“LLC Agreement” means the Third Amended and Restated Operating Agreement of the Company, dated as of June 17, 2015, as may be amended from time to time.

“Minimum Service Requirement” means, as of a determination date, that a Participant has billed or invoiced the Company or any of its Subsidiaries an average of $6,000 per month in U.S. Dollars for the immediately preceding the 12-month period ending on the determination date, in respect the Participant’s services to the Company or any of its Subsidiaries as a Consultant.

“Participant” means a Person who has received an award of Unit Appreciation Rights under this Plan.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Sale of the Company” the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale of the Company.”

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Service Relationship” means service to the Company or any Subsidiary or any successor entity as a Consultant. For the avoidance of doubt, a Service Relationship shall be deemed to cease in the event a Participant is no longer a Consultant.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

“Unit” means a Common Unit as defined in the LLC Agreement of the Company, subject to adjustments pursuant to Section 3.

“Unit Appreciation Right” means an award entitling the recipient to receive Units having an aggregate fair market value equal to the aggregate of (i) the excess of the Fair Market Value of one Unit on the date of exercise over the Base Value for the Unit Appreciation Right multiplied by (ii) the number of Unit Appreciation Rights which shall have been exercised.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board, comprised of not less than two managers. All references herein to the “Committee” shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable).

(b) Powers of Committee.    The Committee shall have the power and authority to grant Unit Appreciation Rights consistent with the terms of the Plan, including the power and authority:

(i) to select the Participants under the Plan;

(ii) to determine the time or times of grant, and the number of Unit Appreciation Rights, granted to any one or more Participants;

(iii) to determine the Base Value relating to Unit Appreciation Rights hereunder, which shall be no less than 100 percent of the Fair Market Value a Unit on the Grant Date of a Unit Appreciation Right;

(iv) to determine and, subject to Section 8, to modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Unit Appreciation Rights, which terms and conditions may differ among individual awards and Participants, and to approve the form of Award Agreements;

(v) subject to compliance with Section 409A, to accelerate at any time the exercisability and/or vesting of all or any portion of any Unit Appreciation Right;

(vi) to impose any limitations on Unit Appreciation Rights and to exercise rights or obligations of the Company with respect thereto; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any award of Unit Appreciation Rights (including Award Agreements); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final, conclusive and binding on all persons, including the Company and all holders of Unit Appreciation Rights hereunder.

(c) Award Agreement.    Unit Appreciation Rights under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each such award of Unit Appreciation Rights.

(d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s governing documents, including its certificate of incorporation or bylaws, or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e) Applicable Laws.

(i) The Committee may take such steps and require such other documentation from Participants as the Committee may determine are desirable to ensure compliance with all corporate, securities or other applicable laws and legal requirements (whether Canadian or foreign, federal, provincial or state) applicable in relation to the implementation and administration of the Plan and the matters contemplated herein (collectively, the “Applicable Laws”).

(ii) Without limiting the generality of the foregoing or any other provision hereof, the Company may require such documentation or information from Participants, and take such actions (including disclosing or providing such documentation or information to others), as the Committee may from time to time determine are necessary or desirable to ensure compliance with all Applicable Laws including any applicable provisions of the ITA, the Code and the rules and authority thereunder, as the same may from time to time be amended, the terms of the Plan, the terms of any Award Agreement and any other agreement, indenture or other instrument to which the Company is subject or is a party.

(iii) Each Participant shall provide the Company with all information (including personal information) and undertakings as may be required in connection with the administration of the Plan and compliance with Applicable Laws and applicable provisions of income tax laws. The Company may from time to time disclose or provide access to such information to any administrator or administrative agent or other third party service provider that may be retained from time to time by the Company, in connection with the administration of the Plan or administrative functions under the Plan and, by participating in the Plan, each Participant acknowledges, agrees and consents to information being disclosed or provided to others as contemplated in this Section 2(e).

SECTION 3. UNITS UNDERLYING UNIT APPRECIATION RIGHTS UNDER THE PLAN; MERGERS AND OTHER TRANSACTIONS; SUBSTITUTION

(a) Unit Appreciation Rights Issuable. The maximum number of Unit Appreciation Rights issuable under the Plan shall be 950,000, subject to adjustment as provided in Section 3(b), provided, however, for purposes of this limitation, the Unit Appreciation Rights that are canceled without payment or otherwise terminated (other than by exercise) shall be added back and available for issuance under the Plan.

(b) Changes in Units; Certain Transactions. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, unit dividend, unit split, reverse unit split or other similar change in the Company’s units, the outstanding Units are increased or decreased or are exchanged for a different number or kind of units or other securities of the Company, or additional Units or new or different units or other securities of the Company or other non-cash assets are distributed with respect to such Units or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, or in connection with the Company’s Initial Public Offering the outstanding Units are converted into or exchanged for other securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee may, in its sole and absolute discretion, make an appropriate and equitable proportionate adjustment in (i) the maximum number of Units reserved for Awards under the Plan, (ii) the number and kind of Units or other securities subject to any then outstanding Awards under the Plan and (iii) the Base Value for each Unit Appreciation Right under the Plan, without changing the aggregate Base Value (i.e., the Base Value multiplied by the number of Unit Appreciation Rights) with respect to such Unit Appreciation Rights. The adjustment by the Committee (if any) shall be (A) subject to the immediately preceding sentences, structured to maintain, in all material respects, the material economic terms of the Unit Appreciation Rights in effect as of immediately prior to the particular transaction or event and (B) final, binding and conclusive. No fractional Units shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional units.

(c) Sale of the Company.

(i) Upon consummation of a Sale of the Company, the Plan and all outstanding Unit Appreciation Rights granted hereunder shall terminate. Notwithstanding the foregoing, and except as provided in (ii), below, in the sole discretion of the parties to the Sale of the Company, the parties may provide for the assumption or continuation by the successor entity of the Plan and Unit Appreciation Rights theretofore granted, or the substitution of such Unit Appreciation Rights with new awards of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of securities and, if appropriate, the per unit Base Value, as such parties shall agree in their sole discretion (after taking into account any acceleration as determined by the Committee in its sole discretion). In connection with any Sale of the Company in which all of the consideration is cash, the parties to any such Sale of the Company may also provide that some or all outstanding Unit Appreciation Rights that would otherwise not be fully vested and exercisable (or deemed exercised in connection with such Sale of the Company) in full after giving effect to the Sale of the Company will be converted into the right to receive the consideration payable to holders of Units in the Sale of the Company (net of the applicable Base Value), subject to any remaining vesting provisions relating to such Unit Appreciation Rights and the other terms and conditions of the Sale of the Company (such as indemnification obligations and purchase price adjustments) to the extent provided by the parties and the further provisions set forth in Section (ii) below.

(ii) Notwithstanding anything to the contrary herein, unless otherwise provided by the Committee in an Award Agreement or otherwise, immediately prior to such Sale of the Company, any Unit Appreciation Rights that are vested (or that shall become vested in connection with such Sale of the Company) shall be deemed exercised by all applicable Participants and shall terminate upon the effective time of such Sale of the Company, and the applicable Participants shall be eligible to receive an amount per vested Unit Appreciation Right so exercised equal to the positive difference (if any) between (A) the Fair Market Value as determined by the Committee of the consideration payable, or otherwise to be received by unitholders, per Unit pursuant to such Sale of the Company and (B) the Base Value of such Unit Appreciation Right, subject to the other terms and conditions of the Sale of the Company (such as indemnification obligations, escrows, holdbacks, earnouts and purchase price adjustments) to the extent provided by the parties.

SECTION 4. ELIGIBILITY

Participants under the Plan will be such Consultants of the Company and any Subsidiary who are resident or incorporated in Canada and who are selected from time to time by the Committee in its sole discretion.

SECTION 5. UNIT APPRECIATION RIGHTS

(a) Award of Unit Appreciation Rights. Upon the grant of a Unit Appreciation Right, the Company and the Participant must enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual awards of Unit Appreciation Rights and Participants.

(b) Terms of Unit Appreciation Rights. The Committee in its discretion may grant Unit Appreciation Rights to those Consultants who meet the eligibility requirements of Section 4. Unit Appreciation Rights shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(i) Base Value. The Base Value per Unit Appreciation Right shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value of a Unit on the Grant Date.

(ii) Term of Unit Appreciation Rights. The term of each Unit Appreciation Right shall be fixed by the Committee, but no Unit Appreciation Right shall be exercisable more than ten years from the Grant Date.

(iii) Exercisability and Vesting. Unit Appreciation Rights shall become exercisable and/or vested at such time or times, whether or not in installments, as shall be determined by the Committee at or after the Grant Date. Unless otherwise determined by the Committee in its sole discretion, Unit Appreciation Rights shall not be exercisable prior to vesting, and vested Unit Appreciation Rights shall not be exercisable prior to a Sale of the Company (in which event they shall be deemed exercised, to the extent vested, in accordance with Section 3(c)(ii), above) or the Company’s Initial Public Offering.    The Committee, in its sole discretion and, subject to compliance with Section 409A, may elect to accelerate the exercisability of any Unit Appreciation Rights and/or deem any such Unit Appreciation Right to be exercised in connection with an Initial Public Offering, in connection with a termination of the Participant’s Service Relationship or in connection with any other event.

(iv) Rights as a Member. A Participant shall have the rights of a unitholder only as to Units received upon the exercise of such Unit Appreciation Rights and not as to unexercised Unit Appreciation Rights. A Participant shall have only those rights set forth in this Plan and the Award Agreement with respect to an award of Unit Appreciation Rights and shall have no ownership rights in the Company (including, without limitation, with respect to voting or the right to receive dividends or distributions) by virtue of having been awarded Unit Appreciation Rights. A Participant shall not be deemed to have acquired any Units unless and until a Unit Appreciation Right shall have been exercised pursuant to the terms of the Award Agreement and this Plan and the Participant’s name has been entered on the books of the Company as a member.

(c) Termination. Any Unit Appreciation Rights that are not vested on the date of termination of Participant’s Service Relationship shall immediately expire and be null and void unless otherwise determined by the Committee in its sole discretion or as otherwise provided in an Award Agreement.

SECTION 6. TRANSFER RESTRICTIONS

(a) Restrictions on Transfer of Unit Appreciation Rights. A Participant’s rights in an interest under the Plan or with respect to any Unit Appreciation Right may not be sold, assigned or otherwise transferred, otherwise than: (i) in the case of a Participant who is an individual, by a will or by the laws of succession in the event of the Participant’s death; or (ii) in the case of a Participant that is a corporation, its successors by law; and in such circumstances, all obligations, limitations and restrictions under the Plan and the applicable Award Agreement shall apply to any Person who obtains any interest in an Award as a “Participant” under such will or laws (as applicable).

(b) Units. No Units acquired upon exercise of a Unit Appreciation Right shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with applicable law and the Company’s LLC Agreement. The Committee reserves the right to require, as an additional condition to exercise, that the Participant agree to be subject to a right of first refusal in favor of the Company or its assignee or a right of repurchase in favor of the Company.

(c) Lockup Provision. If requested by the Company, a Participant shall not sell or otherwise transfer or dispose of any Units (including, without limitation, pursuant to Rule 144 under the Securities Act) held by the Participant for such period following the effective date of a public offering by the Company of its equity securities as the Company shall specify reasonably and in good faith. If requested by the underwriter engaged by the Company, each Participant shall execute a separate letter confirming agreement to comply with this Section.

(d) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, unit dividend, unit split, reverse unit split or other similar change in the Units, the outstanding Units are increased or decreased or are exchanged for a different number or kind of securities of the Company, the restrictions contained in this Section shall apply with equal force to additional and/or substitute securities, if any, received by Participant in exchange for, or by virtue of his or her ownership of, Units.

SECTION 7. INCOME TAX MATTERS

(a) Compliance with Income Tax Requirements. In taking any action hereunder, or in relation to any rights hereunder, the Company and each Participant shall comply with all provisions and requirements of any income tax legislation or regulations of any jurisdiction which may be applicable to the Company or Participant, as the case may be.

(b) Tax Withholdings. The Company and, if applicable, any Subsidiary may withhold, or cause to be withheld, and deduct, or cause to be deducted, from any payment or distribution made to a Participant (or a Participant’s legal representative) under any Unit Appreciation Rights, Award Agreements or the Plan, or any other amount payable to a Participant, a sufficient amount to cover withholding of any and all taxes and other source deductions or other amounts required to be withheld by any Canadian or foreign federal, provincial, state or local taxing authority. The Company and, if applicable, any Subsidiary may satisfy such deduction and withholding obligations by withholding from Units to be issued pursuant to an Award a number of Units having an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such deduction and withholding obligation.

(c) Payment to the Company. If the Committee so determines, the Company shall have the right to require, prior to making any payment under any Unit Appreciation Rights granted under this Plan of, if applicable, otherwise under this Plan, payment by the Participant of the excess of any applicable Canadian or foreign federal, provincial, state, local or other taxes over any amounts withheld by the Company or any Subsidiary, in order to satisfy the tax obligations in respect of any payment under any Unit Appreciation Rights granted under this Plan, or if applicable, otherwise under this Plan.

(d) Adoption of Rules. The Company may adopt and apply such rules and requirements and may take such other action as the Committee may consider necessary, desirable or advisable to enable the Company and the Subsidiaries and, if applicable, any third party service provider (and their agents and nominees) and any Participant (and the Participant’s legal representative) to comply with all federal, provincial, foreign, state or local laws and obligations relating to the withholding of tax or other levies and pay or satisfy obligations relating to the withholding or other tax obligations in relation to Unit Appreciation Rights, or any payments contemplated or to be made under this Plan, an Award Agreement or a Unit Appreciation Right.

(e) Responsibility for Taxes.

(i) Each Participant (or the Participant’s legal representatives) shall bear any and all income or other tax imposed in respect of the Unit Appreciation Rights under this Plan or on amounts paid or distributed to the Participant (or the Participant’s legal representative) under any Unit Appreciation Rights granted under this Plan, or if applicable, otherwise under this Plan. Each Participant (or the Participant’s legal representatives) shall be responsible for reporting and paying all income and other taxes applicable to or payable in respect of Unit Appreciation Rights granted to the Participant.

(ii) Notwithstanding any other provision of this Plan or any Award Agreement, the Company and any Subsidiary shall not assume any responsibility for the income or other tax consequences for Participants in respect of this Plan or Unit Appreciation Rights granted under this Plan or in respect of amounts paid or distributed to any Participant (or the Participant’s legal representatives) under any Unit Appreciation Rights granted under this Plan or, if applicable, otherwise under this Plan.

(f) No Representation or Warranty. The Company makes no representation or warranty as to the future market value of the Units issued in accordance with the provisions of this Plan or to the effect of the ITA or any other taxing statute governing the Unit Appreciation Rights or the Units issuable thereunder or the tax consequences to a Participant.

SECTION 8. AMENDMENTS AND TERMINATION

The Board may amend or terminate this Plan and/or amend, cancel any outstanding Unit Appreciation Rights hereunder at any time or from time to time; provided, however, that no such amendment or termination shall in any material adverse way affect the rights of a Participant with respect to Unit Appreciation Rights awarded prior to the date of amendment or termination without the written consent of such affected Participant.

SECTION 9. STATUS OF PLAN

With respect to Unit Appreciation Rights under the Plan, a Participant shall have no rights greater than those of a general creditor of the Company. Such awards under the Plan shall not constitute or be treated as property or as a trust fund of any kind or as units, unit options or other form of equity or security of the Company or any other entity. A Participant shall have only those rights set forth in this Plan and the Award Agreement with respect to Unit Appreciation Rights awarded to such Participant and shall have no ownership rights in the Company by virtue of having been granted Unit Appreciation Rights. Any benefits which become payable hereunder shall be paid from the general assets of the Company.

SECTION 10. SECTION 409A

The Awards granted hereunder are intended to be “stock rights” that do not provide for a deferral of compensation (within the meaning of Section 409A of the Code), exempt from Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any grantee under the Plan or any other Person with respect to any penalties or taxes under Section 409A that are, or may be, imposed with respect to any Award.

SECTION 11. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Units pursuant to a Unit Appreciation Right to represent to and agree with the Company in writing that such person is acquiring the Units without a view to distribution thereof. No Units shall be issued pursuant to a Unit Appreciation Right until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on Units and awards as it deems appropriate.

(b) No Service Relationship Rights. The adoption of the Plan and the grant of Unit Appreciation Rights do not confer upon any Person any right to a continued Service Relationship with the Company or any Subsidiary.

(c) Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(d) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Participant at the last address the Participant has filed in writing with the Company, or to the Company at its main office, attention of the Committee.

(f) Currency. Unless otherwise stated all references to currency herein and in any Award Agreement refer to United States dollars. In the event any amounts need to be calculated into Canadian dollars, the Bank of Canada noon rate on such date shall be used to calculate the Canadian dollar equivalent.

SECTION 12. EFFECTIVE DATE OF PLAN

The Plan shall become effective upon adoption by the Board. No Unit Appreciation Rights may be awarded hereunder after the tenth anniversary of the date the Plan is adopted by the Board.

SECTION 13. GOVERNING LAW

This Plan, all Unit Appreciation Rights and related Award Agreements will be interpreted and construed in accordance with the laws of the State of Missouri without regard to conflict of law principles that would result in the application of any law other than the law of the State of Missouri. Any disputes will be resolved in accordance with the Dispute Resolution provisions contained in the applicable Award Agreement.

DATE ADOPTED BY THE BOARD OF MANAGERS: JUNE 22, 2016

LIVE LEARNING TECHNOLOGIES, LLC

AMENDMENT TO THE

2016 CANADIAN UNIT APPRECIATION RIGHTS PLAN

The 2016 Canadian Unit Appreciation Rights Plan (the “Plan”) is hereby amended as follows:

1. The definition of “Initial Public Offering” is hereby amended and restated in its entirety as follows:

“‘Initial Public Offering’ means (i) the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Units (or the stock into which the Units were converted prior to such Initial Public Offering) shall be publicly held or (ii) a transaction or series of related transactions which constitute the acquisition of the Company by, or merger of the Company with, a special purpose acquisition company, an affiliate thereof, or a new holding company that will combine with the Company and a special purpose acquisition company and which results in the Company, or the entity that acquires or merges with the Company, being listed on a nationally recognized stock exchange, or such other transaction as the Committee determines to be of similar effect (this clause (ii), a “SPAC Transaction”).”

2. A new Section 3(d) of the Plan is hereby added following Section 3(c) as follows:

“(d) SPAC Transaction. In connection with a SPAC Transaction, in the sole discretion of the parties to the SPAC Transaction, the parties may provide for the assumption or continuation by the successor entity of the Plan and Unit Appreciation Rights theretofore granted, or the substitution of such Unit Appreciation Rights with new awards of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of securities and, if appropriate, the per unit base value, as such parties shall agree in their sole discretion (after taking into account any acceleration as determined by the Committee in its sole discretion). Notwithstanding anything to the contrary herein, immediately prior to SPAC Transaction, the Company shall have the right, but not the obligation, to cancel any Unit Appreciation Rights in exchange for a payment, in cash or in kind, equal to an amount per Unit Appreciation Right equal to the positive difference (if any) between (A) the Fair Market Value as determined by the Committee of a Unit and (B) the base value of such Unit Appreciation Right. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.”

ADOPTED BY BOARD OF DIRECTORS: January 28th, 2021